As filed with the Securities and Exchange Commission on July 16, 2015
Registration No. 333-___________
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
FIDELITY SOUTHERN CORPORATION
(Exact name of registrant as specified in its charter)

Georgia	58-1416811
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
Fidelity Southern Corporation 3490 Piedmont Road, Suite 1550 Atlanta, Georgia 30305 (404) 639-6500	Stephen H. Brolly 3490 Piedmont Road, Suite 1550 Atlanta, Georgia 30305 (404) 639-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jackie G. Prester, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
165 Madison, Suite 2000
Memphis, Tennessee 38103
Telephone: (901) 526-2000
Facsimile: (901) 577-0762
Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☑ Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered(1)

Common Stock without stated value	1,805,073	$17.62	$31,805,387	N/A(3)

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable in the event of a stock dividend, stock split, recapitalization, or other similar changes in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

(2)
Calculated solely for the purposes of this offering under Rule 457(c) of the Securities Act on the basis of the average of the high and low selling prices per share of the Registrant’s Common Stock on July 14, 2015, as reported by the NASDAQ Global Select Market.

(3)
Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the securities registered pursuant to this Registration Statement include unsold securities previously registered for sale pursuant to the Registrant’s Registration Statement on Form S-3 (File No. 333-182760) initially filed by the Registrant on July 19, 2012 (the “Prior Registration Statement”). The Prior Registration Statement registered up to 1,934,941 shares for sale pursuant to the Registrant’s Direct Stock Purchase and Dividend Reinvestment Plan. Of this amount, 1,805,073 shares remain unsold. This unsold amount is being carried forward to this Registration Statement and the filing fee paid with respect to the initial registration of the unsold securities is being used to pay the filing fees that would otherwise be required in connection with the filing of this Registration Statement. Pursuant to Rule 415(a)(6), the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROSPECTUS

DIRECT STOCK PURCHASE
AND
DIVIDEND REINVESTMENT PLAN
1,805,073 Shares
Common Stock
(Without Stated Par Value)
Fidelity Southern Corporation (the “Corporation” or “Fidelity”) is offering to its shareholders and interested first-time investors (“Participants”) participation in its Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”), which is designed to provide Participants an affordable alternative for buying, holding, and selling shares of our common stock. The Plan is administered by Computershare Trust Company, N.A. (the “Plan Administrator” or “Computershare”). Computershare is also our registered transfer agent.
Participants in the Plan may:

•	buy shares of our stock conveniently and economically through reinvestment of dividends, and optional cash investments;

•	reinvest all or a portion of cash dividends paid on our stock to purchase additional shares of our stock;

•	directly deposit stock certificates for safekeeping into the Plan for credit in book-entry form;

•	sell all or a portion of our shares that you hold through the Plan directly without having to issue a certificate; and

•	save on commissions and fees.
Shares for the Plan either will be acquired directly from the Corporation from authorized but unissued shares or treasury shares or will be shares purchased by the Plan Administrator in the open market. When shares are purchased from the Corporation, the price per share will equal the average of the highest and lowest quoted selling price on the NASDAQ Global Select Market during the five (5) trading days during which shares of common stock were traded preceding the investment date, but in no event will that price be less than 90% of the average of the highest and lowest quoted selling price on the last trading day of that five (5) day period. When shares are purchased on the open market, the price per share will be the average weighted price for all shares purchased for the Plan on the trade date or dates.
Shareholders who do not wish to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner. Participation is entirely voluntary.
We anticipate that most shares of our common stock purchased pursuant to the Plan will be purchased from Fidelity. We intend to apply the proceeds received in those sales for Fidelity’s general corporate purposes. We do not know precisely the number of shares that may ultimately be sold pursuant to the Plan or the prices at which those shares will be sold, and therefore we cannot determine the amount of proceeds that will be generated. If shares of common stock are purchased by the Plan in the open market, Fidelity will not receive any proceeds from such purchases.
Our common stock is listed and traded on the NASDAQ Global Select Market under the symbol “LION.” On July 15, 2015, the closing price of our common stock was $17.93 per share.
 Shares of our common stock are not deposits, savings accounts, or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in our common stock involves investment risks. See “Risk Factors” at page 2.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 16, 2015.

TABLE OF CONTENTS

About This Prospectus	1
Special Note Regarding Forward-Looking Statements	1
Risk Factors	2
About Fidelity Southern Corporation	2
Summary of the Plan	3
Frequently Asked Questions and Answers	4
Use of Proceeds	11
Plan of Distribution	11
Legal Matters	12
U.S. Federal Income Tax Information	12
Experts	12
Where You Can Find Additional Information About Fidelity and Documents Included With This Prospectus	13
Terms and Conditions of the Plan	15
You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with information that is different from such information. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus, any prospectus supplement and any free writing prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference herein or therein is accurate only as of the date given in the document incorporated by reference.
References to our website have been provided for reference only, and information on our website does not constitute part of this prospectus. Neither this prospectus nor any prospectus supplement or free writing prospectus is an offer to sell or the solicitation of an offer to buy our common stock in any circumstances or jurisdictions where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that has been filed with the Securities and Exchange Commission (the “SEC”) covering the shares of our common stock that may be offered pursuant to our Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). This prospectus does not contain all of the information presented in the registration statement, and you should refer to the registration statement with its exhibits for further information. Statements in this prospectus describing or summarizing any contract or other document, including the Plan, are not complete, and you should review copies of those documents filed as exhibits to the registration statement for more detail. You may view the registration statement and its exhibits, or obtain copies of the exhibits, as set forth under the heading “Where You Can Find Additional Information About Fidelity and Documents Included With This Prospectus” at page 13.
As used in this prospectus, unless the context requires otherwise, the terms “we,” “us,” “our,” “Fidelity,” or “the Corporation” refer to Fidelity Southern Corporation and its subsidiaries on a consolidated basis and all references in this prospectus to “stock,” “our stock,” “your stock,” or “shares” refer to our common stock. The term “Fidelity Bank” or “Bank” refers to our principal operating subsidiary, Fidelity Bank.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and information that is incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect our current expectations relating to present or future trends or factors generally affecting the banking industry and specifically affecting our operations, markets and services. Without limiting the foregoing, the words “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon assumptions we believe are reasonable and may relate to, among other things, the difficult economic conditions and the economy’s impact on operating results, credit quality, liquidity, capital, the adequacy of the allowance for loan losses, changes in interest rates, and litigation results. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected for many reasons, including without limitation, changing events and trends that have influenced our assumptions.
These trends and events include (1) risks associated with our loan portfolio, including difficulties in maintaining quality loan growth, greater loan losses than historic levels, the risk of an insufficient allowance for loan losses, expenses associated with managing nonperforming assets, unique risks associated with our construction and land development loans, our ability to maintain and service relationships with automobile dealers and indirect automobile loan purchasers, and our ability to profitably manage changes in our indirect automobile lending operations; (2) risks associated with global, general, and local economic and business conditions, including economic recession or depression, the pace, consistency, and extent of recovery of values and activity in the residential housing and commercial real estate markets of the Atlanta, Georgia metropolitan area and eastern and northern Florida markets; (3) expectations of and actual timing and amount of interest rate movements, including the slope and shape of the yield curve, which can have a significant impact on a financial services institution; (4) market and monetary fluctuations, including fluctuations in mortgage markets; (5) inflation or deflation; (6) risks associated with government regulation and programs, uncertainty with respect to future governmental economic and regulatory measures, new regulatory requirements imposed by the Consumer Financial Protection Bureau, new regulatory requirements for residential mortgage loan services, and numerous legislative proposals to further regulate the financial services industry, the impact of and adverse changes in the governmental regulatory requirements affecting us, and changes in political, legislative and economic conditions; (7) the ability to maintain adequate liquidity and sources of liquidity; (8) our ability to maintain sufficient capital and to raise additional capital; (9) the accuracy and completeness of information from customers and our counterparties; (10) the effectiveness of our controls and procedures; (11) our ability to attract and retain skilled people; (12) greater competitive pressures among financial institutions in our market areas; (13) failure to achieve the revenue increases expected to result from our investments in our growth strategies, including our branch additions and in our transaction deposit and lending businesses; (14) the volatility and limited trading of our common stock; (15) the impact of dilution on our common stock; (16) risks related to acquisitions; compliance with certain requirements under our loss share agreements with the Federal Deposit Insurance Corporation ("FDIC"); changes in national and local economic conditions resulting in higher charge-offs not covered by the FDIC loss share agreements; and (17) risks associated with technological changes and the possibility of Cyberfraud.
This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein and are not intended to represent a complete list of all risks and uncertainties in our business. Investors are encouraged to read the risks discussed under “Risk Factors” on page 2 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014. Additional information and other factors that could affect future financial results are included in our filings with the Securities and Exchange Commission (“SEC”).
All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Special Note. Our actual results may differ significantly from those we discuss in these forward-looking statements. Any forward-looking statement speaks only as of the date that the statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which we made the statement or to reflect the occurrence of unanticipated events.
RISK FACTORS
Investing in our securities involves a degree of risk. You should carefully review the risks and uncertainties described below and in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file with the SEC and which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in any applicable prospectus supplement and any related free writing prospectus. The risks described in these documents are not the only ones we face, but those that we currently consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory, or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section above entitled “Special Note Regarding Forward-Looking Statements” at page 1.
ABOUT FIDELITY SOUTHERN CORPORATION
Fidelity is a bank holding company headquartered in Atlanta, Georgia. We conduct operations primarily though the Bank, a state chartered wholly-owned subsidiary bank. The Bank was organized as a national banking corporation in 1973 and converted to a Georgia chartered state bank in 2003. LionMark Insurance Company is a wholly-owned subsidiary of Fidelity and is an insurance agency offering consumer credit related insurance products. Fidelity also owns three subsidiaries established to issue trust preferred securities.
Fidelity is a legal entity separate and distinct from its bank subsidiary. Fidelity coordinates the financial resources of the consolidated enterprise and thereby maintain financial, operational and administrative systems that allow centralized evaluation of subsidiary operations and coordination of selected policies and activities. Fidelity's operating revenues and net income are derived primarily from management fees and cash dividends received from the Bank. At December 31, 2014, we had total assets of $3.1 billion, total net loans of $2.6 billion, total deposits of $2.5 billion, and shareholders’ equity of $265.0 million.

Our principal executive offices are located at 3490 Piedmont Road, Suite 1550, Atlanta, Georgia 30305. Our telephone number is (404) 639-6500. Our website is www.lionbank.com. Information on our website is not incorporated into this prospectus by reference and is not part of this prospectus.
Please refer to the “Business” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the “Financial Information” section on Form 10-Q for the quarterly period ended March 31, 2015 incorporated by reference into this prospectus for further information concerning our business.
SUMMARY OF THE PLAN
The Board of Directors of Fidelity Southern Corporation adopted the original Dividend Reinvestment Plan on May 9, 1996, and adopted Plan amendments on November 17, 2004, July 2, 2009, July 16, 2009, and July 17, 2012.
This summary of the Plan and the following frequently asked questions and answers may not contain all the information that may be important to you. You should read the entire prospectus carefully. The Terms and Conditions of the Plan and Fee Schedule are at the end of this prospectus. The Terms and Conditions of the Plan are subject to change without notice, and we reserve the right to modify the Plan at any time, including the right to terminate the Plan with proper notification to all Plan participants. We intend the Plan to be for the benefit of long-term investors, and not individuals or institutions that engage in transactional profit activities or excessive enrollments and terminations, and we reserve the right to restrict, prohibit, or terminate individual participation of shareholders who are not acting in accordance with the purpose of the Plan.
Eligibility and Enrollment
You may participate in the Plan if you own shares of our stock in a directly registered shareholder account with Computershare Trust Company, N.A. (the “Plan Administrator”), or you may enroll by making an initial purchase of our stock directly through the Plan. (See “How do I enroll in the Plan?” at page 4.)
To receive a Plan Enrollment Form or additional copies of this prospectus, please contact Computershare Trust Company, N.A., as the Plan Administrator, through the following methods:
Telephone:    1-866-203-4394

Internet:	www.computershare.com/investor (to download a copy of this prospectus or Plan Enrollment Form)
Mail:        Computershare Trust Company, N.A.
PO Box 30170
College Station, TX 77842-3170

Current participants need not return another Enrollment Form unless you wish to make a change in your participation election.

Purchases
Once enrolled in the Plan, you can reinvest cash dividends and make optional cash investments to purchase additional shares of our stock. Optional cash investments to the Plan can be made in amounts of your choosing within the Plan minimum and maximum amounts. You have the advantage of having your cash fully invested because all shares, both full and fractional, are credited to your account and earn additional dividends when paid.

Safekeeping and Transfers
You may deposit your Fidelity common stock certificates into the Plan. You may transfer all or a portion of your shares to another Plan participant at any time, at no cost.
Plan Costs
The costs and fees associated with the Plan (paid by Fidelity or charged to participants) including enrollment costs, service fees or per share processing fees, are set forth in “Cost of Participation” at page 19.
FREQUENTLY ASKED QUESTIONS AND ANSWERS
What is the purpose of the Plan?
The Plan provides shareholders and interested first-time investors (“Participants”) an affordable alternative for buying, holding, and selling shares of our common stock. If shares purchased through the Plan are acquired directly from us (as we anticipate will usually be the case) and not in the open market, we will receive funds that we can use for general corporate purposes.
How do I enroll in the Plan?
If you are a registered owner of our common stock, you may enroll in the Plan by completing a Plan Enrollment Form. There is no enrollment fee for registered owners.
If you are not a registered owner of our common stock, you may enroll in the Plan by completing an Initial Enrollment Form, making an initial cash investment to purchase shares of common stock, and paying a one-time account set-up fee of $10. The minimum initial cash investment is $1,000 and the maximum is $200,000.
Both existing shareholders (who hold directly registered accounts with Computershare) and first-time investors must complete, sign, and return a enrollment form to the Plan Administrator. If shares are registered jointly or if the Plan account is to be registered in multiple names, all stockholders in whose name the shares or Plan account is to be registered must sign the enrollment form. Once completed, the enrollment form should be mailed to the Plan Administrator. (See “How do I contact Computershare?” at page 11 for mailing instructions.) You may also enroll in the plan through the Plan Administrator’s website, www.computershare.com/investor. Enrollment in the Plan is voluntary and may not be available to investors in certain countries. Persons residing outside the United States should determine whether they are subject to any governmental regulation prohibiting their participation. Participation in the Plan continues until terminated by the participant or the Plan is terminated.
Enrollment in the Plan is voluntary and may not be available to investors in certain countries. Persons residing outside the United States should determine whether they are subject to any governmental regulation prohibiting their participation. Participation in the Plan continues until terminated by the participant or the Plan is terminated.
YOU CAN REQUEST A PLAN ENROLLMENT FORM FROM THE PLAN ADMINISTRATOR AT THE ADDRESS, TELEPHONE NUMBER, OR WEBSITE SHOWN UNDER “HOW DO I CONTACT COMPUTERSHARE?” AT PAGE 11.
How can I reinvest my dividends?
You can choose to reinvest all or a portion of the cash dividends paid on the shares of our stock that are directly registered in your name under the Plan. You will begin to participate in the Plan as of the dividend payment date associated with the first dividend record date which occurs after the date the Plan Administrator receives your signed enrollment form or online enrollment or the date of your first optional cash payment, whichever occurs first. The dividend record dates usually precede the dividend payment dates by approximately two weeks.

Following your instructions on the enrollment form, the Plan Administrator will apply all or part of the cash dividend to the purchase of additional shares of common stock. Dividends and other cash distributions are paid in U.S. dollars and the payable date is the date on which shareholders are paid. Dividend purchases are invested as promptly as practicable following the payable date. When shares are being purchased in the open market, depending on the number of shares being purchased and current trading volume in the shares, purchases may be executed in multiple transactions and may be traded on more than one date. All available cash dividends for your account, less any applicable tax withholding, will be invested and fractional shares will be calculated up to six decimal places. We will pay all service fees and per share processing fees associated with the reinvestment of dividends in our common stock.
What options are available for dividend investments?

•
Full Reinvestment:  If you elect this option, 100% of all cash dividends paid on shares held by you in the Plan (certificated and book entry form) will be reinvested in additional shares of our common stock. This includes future shares acquired by you directly or through the Plan.

•
Partial Dividend Reinvestment:   If you choose this option, you will receive cash dividends on the number of shares that you designate from those credited to your Plan account and those registered in your name in certificate and/or book-entry form. Dividends on the remaining shares held by you in certificate and book-entry form, as well as all shares held in the Plan, will be reinvested. If you buy more shares it will not change your election. If you sell or transfer shares, it will not change your election unless the number of shares you hold in certificate form and book-entry form falls below the number you specified to receive cash dividends on. In that case, cash dividends will be paid to you on the number of shares you hold in certificate and book-entry form. You may change your instructions for this option at any time by completing a new enrollment form or through the internet at www.computershare.com/investor.

•
Cash Dividends — No Reinvestment:  If you choose this option, you may enroll in the Plan only to make optional cash investments or deposit certificates into the Plan for safekeeping. By choosing this election, you receive all dividends in cash and no dividends will be reinvested.

Can I elect to have my cash dividends directly deposited to my bank or other financial institution?
If you elect to have all or a portion of your dividends paid in cash, the amount will be paid by check or can be credited directly to your bank account via Electronic Funds Transfer (which we refer to as “EFT”). In order to take advantage of this option, your bank or financial institution must be a member of the Automated Clearing House. If you are interested in this option, please call the Plan Administrator at 1-866-203-4394 and request an Authorization For Electronic Deposit form. You may also elect this option online at www.computershare.com/investor. If you enroll in direct deposit and later transfer your shares to a new shareholder account, or change your bank account, you will need to request and complete another Authorization For Electronic Deposit form or make the change online. (See “Cost of Participation” at page 19.)
How can I purchase additional shares?

•
Existing shareholder accounts (directly registered with the Plan Administrator):  You can purchase additional shares by making optional cash investments, which will be used to purchase shares of our common stock for your Plan account. A shareholder whose shares are directly registered with the Plan Administrator (not in street name) can make an optional cash investment when joining the Plan by enclosing a check with a completed Plan Enrollment Form. Thereafter, all optional cash investments should be accompanied by the tear-off portion of your account statement or transaction advice. If you choose to make optional cash investments, you do not have to send the same amount of money each time. The minimum optional cash investment per account is $100, and the maximum aggregate investment in a calendar year is $200,000. (See “Cost of Participation” at page 19.) You may also make a one-time online bank debit at www.computershare.com/investor. You will receive an online confirmation of your purchase request.

•
EFT Option:  You may also elect to make automated monthly optional cash investments by electronic funds transfer (for existing shareholder accounts). If the EFT option is chosen, a minimum of $100 will be deducted from your checking or savings account on the 25th day of each month, or if that date is not a business day, the deduction will be made on the preceding business day. (See “Can I make automated monthly investments?” at page 6.)

•
First-Time Investors:  For first-time purchases by investors who do not have a directly registered shareholder account, an initial purchase of shares may be made by sending a check and a completed Initial Enrollment Form to the Plan Administrator. The minimum amount for the new investor per account is $1,000 (an initial one-time set-up fee of $10 will be deducted from the investment amount), and the maximum annual aggregate investment in a calendar year is $200,000. You may also make your initial investment online at www.computershare.com/investor.

All cash investment checks, optional or first-time investment, must be made by a check drawn on a U.S. bank, in U.S. currency, payable to “Computershare Trust Company, N.A.” Checks and Initial Enrollment Forms should be mailed directly to the Plan Administrator using the address indicated at page 11. Third party checks, money orders, travelers checks and checks not drawn on a U.S. bank or not in U.S. currency will not be accepted and will be returned to the sender. If a cash investment check is returned unpaid, the Plan Administrator will reverse the credit of shares purchased for an account and sell additional shares from such account to satisfy any deficiencies. No interest will be paid on optional cash investments held by the Plan Administrator pending investment.
What fees are involved?
There is no enrollment fee, with the exception of an initial enrollment fee for first-time investors who are purchasing their initial shares through the Plan. This fee will be deducted from the initial investment amount. (See “Cost of Participation” at page 19 for service fees and per share processing fees for dividend, cash option, and first-time investment purchases.)
Can I make automated monthly investments?
Participants enrolled in the Plan may authorize automatic monthly cash investments via Electronic Funds Transfer. This option may be chosen when enrolling in the Plan by checking the appropriate information on the Direct Debit Authorization Form or by contacting the Plan Administrator for an “Direct Debit Authorization Form.” You may also authorize automatic monthly cash investments though the internet at www.computershare.com/investor.
Automated monthly investments are subject to the minimum and maximum amounts set forth in the Plan. EFT payments are deducted monthly from a participant’s bank account through any financial institution that participates in the Automated Clearing House. Deductions are made on the 25th day of each month, or if such date is not a business day, then on the preceding business day. Automated monthly optional cash investments will be invested beginning with the next scheduled investment day. A fee is assessed for each EFT transaction (see “Cost of Participation” at page 19), and the Participant is responsible for any bank fees related to the arrangements made for EFT payments. It is your responsibility to notify the Plan Administrator immediately of any changes in EFT information as it relates to your authorized monthly deductions. You may call 1-866-203-4394 and request a new Direct Debit Authorization Form.
In the event that your optional/first time cash investment check is returned unpaid for any reason, or your designated bank account for EFT does not have sufficient funds for your authorized monthly deduction, the Plan Administrator will immediately remove from your account shares that were purchased in anticipation of the collection of such funds. These shares will be sold to recover any uncollected funds. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts, the Plan Administrator reserves the right to sell such additional shares from any of your accounts maintained by the Plan Administrator as may be necessary to recover in full the uncollected balance.
The Plan Administrator will charge you a service fee of $35 for returned checks or failed EFT payments. The Plan Administrator reserves the right to sell additional shares from any of your accounts maintained by the Plan Administrator as may be necessary to recover the service fee at the time the check or EFT is returned to the Plan Administrator.
How are shares purchased?
The Plan Administrator aggregates all requests to purchase shares and then purchases the total shares on the open market on the NASDAQ Global Select Market or directly from the Corporation from authorized but unissued shares or treasury shares. When shares are purchased from the Corporation, the price per share will be equal to the average of the highest and lowest quoted selling prices on the NASDAQ Global Select Market during the five (5) trading days during which shares of common stock were traded preceding the investment date. In no event will the price be less than 90% of the average of the highest and lowest quoted selling price on the last trading day of that five (5) day period. If the five (5) day average is less than 90% of the last day average, the price will be 90% of the last trading day average.
When shares are purchased on the open market, all requests to purchase shares are aggregated and the total shares are purchased on the open market. The price per share cannot be determined prior to the purchase. The price per share purchased shall always be the average weighted price for all shares purchased for the Plan on the trade date or dates. Open market purchases are usually made through a broker selected by Computershare that may be an affiliate of Computershare.
Depending on the number of shares being purchased and current trading volume in the shares, purchases may be executed in multiple transactions and may be traded on more than one day. The purchase price will not be known until the purchase is complete. Upon completion of an investment, the Plan Administrator will credit each participant’s account for all full and fractional shares (up to six decimal places) purchased.
The decision whether to issue new shares or to purchase shares in the open market will be made by the Corporation and will take into account the Corporation’s equity position, general market conditions, relationships between the purchase price and the book value per share, and other relevant factors.
A transaction advice will normally be mailed to you by first class mail as soon as practicable following the final trade settlement date showing the purchase price, transaction fees and per share processing fees (if any) and the number of shares credited to your accounts.
Since your dividend and any optional cash payment will rarely purchase an exact number of whole shares, whether shares are purchased from the Corporation or the open market, the Plan Administrator will credit your account for the full and fractional shares (up to six decimal places) purchased. A fractional share will earn proportional dividends.
When will the purchases of shares of common stock be made?
Optional and first-time cash investments will be invested weekly, generally on the last business day of each week. Payments must be received by the Plan Administrator by noon on the business day immediately preceding an investment date in order to be invested on that investment date. Any payments received and not invested will be invested on the next investment date.

Dividend funds will be invested on the dividend payment date declared by the Board of Directors.
No interest will be paid on cash dividends, optional cash investments, or first-time investments pending investment.
What information will I receive?
A summary account statement or transaction advice showing a transaction history will be made available to you as soon as practicable following the completed investment for each dividend payment date or optional/first-time cash investment. The advice will show the purchase price, service fees, and per share processing fees (if any), and shares credited to your account.
RETAIN THESE STATEMENTS FOR YOUR RECORDS AND FUTURE COST BASIS CALCULATION IF SHARES ARE SOLD. THERE IS A $20 CHARGE FOR PROVIDING A COPY OF AN ACCOUNT STATEMENT THAT IS MORE THAN 12 MONTHS OLD.
For your convenience, statements and transaction advices have a tear-off portion that can be used to send instructions to the Plan Administrator for the issuance of certificates, the sale or purchase of shares, deposit of certificates, or termination of participation in the Plan.
Does the Plan allow me to deposit certificates?
If you own shares of our stock in certificated form, you may elect to deposit the share certificates into your Plan account with the Plan Administrator. The Plan Administrator will credit these shares to your Plan account in book-entry form. To deposit certificates, send them via registered, insured mail, return receipt requested, to the Plan Administrator along with either, at the time of enrollment, your completed, signed Enrollment Form or the tear-off portion of your account statement with your written instructions regarding the deposit. Please do not sign the stock certificate(s). We recommend that you insure the package for at least 3% of the value of the shares to cover the cost of a surety bond in the event the shares are lost in transit to the Plan Administrator (see “How do I contact Computershare?” at page 11 for mailing instructions and “Cost of Participation” at page 19 for fees and costs associated with the deposit of certificates.) All dividends on the shares deposited will be automatically reinvested under the Plan.
How can I sell my shares?
You may instruct the Plan Administrator to sell any or all shares held in your Plan account by one of the following methods:

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Batch Order: A batch order is an accumulation of all sale requests by any security holder for a security submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. You may request a batch order sale by writing to the Plan Administrator. All sales requests received in writing will be submitted as batch order sales. The Plan Administrator will cause your shares to be sold in the open market within five business days of its receipt of your request. To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions. For this purpose the Plan Administrator may combine each selling Plan participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan participant will be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan

Administrator and executed by the broker, less a service fee of $10 and a processing fee of $0.10 per share sold.

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Market Order: A market order is a request to sell shares promptly at the then current market price. You may request a market order sale only online at www.computershare.com/investor or by calling the Plan Administrator directly at 1-866-203-4394. Market order sale requests made in writing will be submitted as batch order sales. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the Plan Administrator’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold. The Plan Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan Administrator directly at 1-866-203-4394. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.

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Day Limit Order: A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed during after-market hours, the next trading day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator directly at 1-866-203-4394. There is a service fee of $25 and a processing fee of $0.12 per share sold for each Day Limit Order sale.

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Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate service fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator directly at 1-866-203-4394. There is a service fee of $25 and a processing fee of $0.12 per share sold for each GTC limit order sale.

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General: All sales requests processed over the telephone by a customer service representative entail an additional fee of $15. All per share fees include any brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. Fees are deducted from the proceeds derived from the sale. The Plan Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan Administrator to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled. Instructions sent to the plan administrator to sell shares are binding and may not be rescinded.
A check for the proceeds of the sale of shares less applicable taxes, transaction fees, and per share processing will normally be mailed to you by first class mail within two (2) business days after the final trade settlement date. The trade settlement date is the third business day after the sale order is executed. The sale check will include a notice detailing the trade, as well as Form 1099-B, which should be retained for tax record purposes.
Can I request a certificate?
You may request that the Plan Administrator issue a certificate for some or all of the shares (whole shares only) held in your Plan account. To have a certificate issued, simply complete, sign and return the tear-off portion of the account statement, call the Plan Administrator or use the Plan Administrator website www.computershare.com/investor. There no fee for this service.
How can I transfer shares?
Transfers can be made in book-entry or certificated form at any time. In order to transfer shares, simply visit the Plan Administrator’s Stock Transfer website at www.computershare.com/transferwizard. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form, and identify other necessary documentation you may need to provide. You may also call 1-866-203-4394 to request transfer instructions.
How can I terminate my participation in the Plan?
You may withdraw from the Plan at any time. To withdraw from the Plan, simply complete the tear-off portion of the account statement or transaction advice and mail it to the Plan Administrator with your instructions (1) to issue a certificate for the full shares held in the Plan account and a check for any fractional share held in the Plan account, (2) to sell all shares, or (3) any combination of an issuance and sale. You will receive a check for the net proceeds (less transaction fees and per share fees) from the sale of any full and fractional shares. You may also withdraw online at www.computershare.com/investor or by calling the Plan Administrator.
What happens if Fidelity announces a rights offering?
In the event that we make available to our shareholders any rights to subscribe for additional common shares, the right to subscribe will be based on the total number of shares owned, both inside and outside the Plan. Any new shares distributed by us resulting from the exercise of the rights will be issued directly to you as a Plan participant.
What happens if Fidelity issues a dividend payable in shares or declares a share split?
Any stock dividends or stock-split shares distributed by us will be credited directly into your Plan account in book-entry form. This includes distributions calculated from shares held in the Plan in book-entry form as well as any certificates registered in the participant’s name(s). Any rights or shares to be distributed as a result of any rights agreement or similar arrangement will be distributed in a like manner. Transaction processing may be temporarily suspended during the latter type of extraordinary distributions. Processing or purchases, sales and transfers may be temporarily suspended during such distribution.
Who will vote the shares held in the Plan at shareholders’ meetings?
You will receive the same voting materials as other shareholders and have the right to vote the shares of our stock represented by whole and fractional shares held on your behalf by the Plan Administrator under the Plan on the record date for a vote.

How do I contact Computershare?
The Plan is administered by Computershare Trust Company, N.A., which is also our registered transfer agent.
For general information regarding the Plan, or to obtain a Prospectus/Plan Enrollment Form, please contact the Plan Administrator at:
Telephone:    1-866-203-4394 (toll-free)
Mail:        Computershare Trust Company, N.A.
PO Box 30170
College Station, TX 77842-3170
Internet:    www.computershare.com/investor
Please include your Plan Enrollment Form, or the tear-off portion of your transaction advice or account statement, or separate letter of instruction that includes your name, address, phone number, and Holder Account Number.
When mailing stock certificates, we recommend that you use registered mail, return receipt requested, and insure your certificates for 3% of their current market value to cover the cost of a surety bond in the event the shares are lost in transit to the Plan Administrator. Our stock is traded on the NASDAQ Global Select Market under the symbol “LION.”
To obtain information and perform certain transactions on your account online, including investments via EFT, share withdrawals and sale of shares, you may use the Plan Administrator’s website at: www.computershare.com/investor.
USE OF PROCEEDS
We anticipate that most shares of our common stock purchased pursuant to the Plan will be purchased from Fidelity. We intend to apply the proceeds received in those sales for Fidelity’s general corporate purposes, which may include funding our bank and non-bank subsidiaries, financing business expansion, or refinancing or extending the maturity of debt obligations and investments at the holding company level. We do not know precisely the number of shares that may ultimately be sold pursuant to the Plan or the prices at which those shares will be sold, and therefore we cannot determine the amount of proceeds that will be generated.
If shares of common stock are purchased by the Plan in the open market, Fidelity will not receive any proceeds from such purchases.
PLAN OF DISTRIBUTION
Except to the extent the Plan Administrator purchases our common stock in the open market, the common stock acquired under the Plan will be sold directly by us through the Plan. We may sell our common stock to shareholders (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares may be resold in open market transactions (including coverage of short positions) on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock is currently listed on the NASDAQ Global Select Market.
Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends or optional cash purchases.
We will pay all commission and service fees on purchases made with reinvested dividends for current, directly registered participants. There is an initial set-up fee charged to you by the Plan Administrator if you are a first-

time cash investor. There are also fees associated with utilizing certain Plan features. The fees are set forth in the section entitled “Cost of Participation” at page 19.
Our common stock may not be available under the Plan in all states or jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.
LEGAL MATTERS
The validity of the shares of common stock offered pursuant to this prospectus has been passed upon by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
U.S. FEDERAL INCOME TAX INFORMATION
You are advised to consult your own advisor. The following summary of certain U.S. federal income tax consequences is not a comprehensive summary of all tax considerations that may be relevant to a Plan participant and is for general information only.
Your dividends reinvested under the Plan will be taxable for U.S. federal income tax purposes just as if you actually received them in cash. In addition, when Fidelity Southern Corporation pays trading fees or other transaction fees associated with reinvested dividends, you may be treated as receiving an additional dividend equal to the amount of such commissions and fees.
You will not realize a gain or loss for U.S. federal income tax purposes on the transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You will, however, generally realize a gain or loss on the sale of any of your shares (including the receipt of cash for a fractional share) held in the Plan. The amount of gain or loss generally will be the difference between the amount you receive for the shares and the tax basis of those shares. In order to determine the tax basis of your shares acquired through the Plan, you should retain all of your transaction statements.
Your tax basis in shares acquired through the Plan, whether with reinvested dividends or with cash payments, generally will equal the amount paid for the shares, including any trading fee or fee. Your holding period for shares acquired through the Plan will begin on the day after the date the shares are credited to your account.
Dividends on your shares and proceeds from the sale of shares held in the Plan generally will be subject to backup withholding tax at a current rate of 28%, unless you provide a properly completed IRS Form W-9 to the Plan Administrator in connection with the Plan. Only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan. Any amount withheld as backup withholding tax will be allowable as a refund or credit against your U.S. federal income tax liability.
Dividends paid on shares held in the Plan for participants who are non-resident aliens or non-U.S. corporations, partnerships, or other entities generally are subject to a withholding tax of 30%. The withholding tax may be reduced or eliminated by treaty between the U.S. and the country in which the Plan participant resides, if the participant provides appropriate documentation to claim the benefit of the treaty. Only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT FIDELITY
AND DOCUMENTS INCLUDED WITH THIS PROSPECTUS
We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at www.sec.gov. You may also obtain free copies of the documents we have filed with the SEC (other than exhibits to such documents unless we specifically incorporate by reference an exhibit in this prospectus) by contacting Martha Fleming, Corporate Secretary, Fidelity Southern Corporation, 3490 Piedmont Road, Suite 1550, Atlanta, Georgia 30305, telephone (404) 639-6500 or from our internet website at www.fidelitysouthern.com.
We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website.
The SEC allows us to “incorporate by reference” information into this prospectus from the documents listed below that we have previously filed with the SEC. This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be a part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede, any information contained in this prospectus or incorporated by reference in this prospectus.
The following documents filed by the Corporation with the SEC are incorporated herein by reference and made a part hereof:

•	the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	the Corporation’s Annual Report on Form 11-K/A for the year ended December 31, 2014;

•	the Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	the Corporation’s Current Reports on Form 8-K as filed on January 16, 2015, April 17, 2015, April 29, 2015, May 21, 2015 and June 3, 2015; and

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the description of the Corporation’s common stock, without par value, which is contained in the Corporation’s Registration Statement filed on Form 10 dated August 27, 1993, and all amendments or reports filed for the purpose of updating that description.

Also incorporated by reference are additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on

Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K.
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated July 16, 2015. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

FIDELITY SOUTHERN CORPORATION
DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN
Terms and Conditions of the Plan
1. Introduction
The purpose of Fidelity Southern Corporation’s Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) is to provide registered shareholders of Fidelity Southern Corporation common stock and other interested first-time investors with a simple, economical, and convenient method of investing in Fidelity Southern Corporation common shares. The Plan is administered by Computershare Trust Company, N.A., which is also the Corporation’s registered transfer agent. Enrollment in the Plan is voluntary and may not be available to investors in certain countries. Persons residing outside the United States should determine whether they are subject to any governmental regulation prohibiting their participation.
2. Share Purchases — Optional, First-Time Cash Investments, Investing Dividends
All purchases of shares will be made in the open market on the exchange on which the shares are traded or directly from Fidelity Southern Corporation. Except to the extent that Fidelity Southern Corporation has at any time specifically instructed the Plan Administrator to use the funds it holds for investment under the Plan to purchase shares of common stock directly from Fidelity Southern Corporation, the shares of common stock to be purchased under the Plan will be purchased in the open market.
When shares are purchased from Fidelity Southern Corporation, the price per share will be equal to the average of the highest and lowest quoted selling prices on the NASDAQ Global Select Market during the five (5) trading days during which shares of common stock were traded preceding the investment date. In no event will the price be less than 90% of the average of the highest and lowest quoted selling price on the last trading day of that five (5) day period. If the five (5) day average is less than 90% of the last day average, the price will be 90% of the last trading day average. When shares are purchased on the open market, all requests to purchase shares are aggregated and the total shares are purchased on the open market.
When shares are being purchased in the open market, depending on the number of shares being purchased and current trading volume in the shares, purchases may be executed in multiple transactions and may be traded on more than one day. The price per share purchased shall always be the average weighted price for all shares purchased for the Plan on the trade date or dates. The price per share cannot be determined prior to the purchase.
A transaction advice/statement will normally be mailed to participants by first class mail within two (2) business days following the final trade settlement date. Advices/Statements will show the amount of the purchase price for purchases of shares of common stock through cash dividends and optional and first-time cash investments. Transaction fees and per share processing fees (if any) charged to the participant and the number of shares credited to a participant’s account will also be shown. Optional/first-time cash investments must be made either by Electronic Funds Transfer (“EFT”) or check drawn on a U.S. bank, in U.S. currency, payable to “Computershare Trust Company, N.A.” No third party checks, money orders, or travelers checks will be accepted. EFT deductions are made on the 25th day of each month, of if such date is not a business day, the deduction will be made on the preceding business day. Optional cash investments are subject to the minimum optional cash investment of $100 per transaction, and a maximum annual investment of $200,000 per calendar year.

Optional and first-time cash investments will be invested weekly, generally on the last business day of each week. Payments must be received by the Plan Administrator by noon on the business day immediately preceding an investment date in order to be invested on that investment date. Any payments received and not invested will be invested on the next investment date.
Dividend funds will be invested on the dividend payment date declared by the Board of Directors. No interest will be paid on cash dividends, optional cash investments, or first-time investments pending investment.
Cash investments, first-time or optional, may be rejected by the Plan Administrator if a participant imposes any restrictions with respect to the number of shares to be purchased, the price at which the shares are to be purchased or the timing of when the purchase is to be made. When Fidelity Southern Corporation pays a dividend, the Plan Administrator, in accordance with a participant’s chosen dividend investment option, will use all or part of the cash dividend to purchase additional common shares. Dividends and other cash distributions are paid in U.S. dollars and the dividend payable date is the date on which shareholders are paid. Dividend purchases are invested as promptly as practicable commencing on the dividend payable date and may be commingled with first-time or optional cash investments on that trade date. Shares purchased will be credited to each participant’s account in book-entry form (computed up to six decimal places).
Dividend investment options can be changed at any time by sending a new Enrollment Form to the Plan Administrator. Changes must be received by the Plan Administrator on or before the record date for that dividend.
3. Share Sales
All sales of shares will be made in the open market on the exchange on which the shares are traded. Participants will also incur a transaction fee in addition to a brokerage commission. Depending on the number of shares being sold, type of sale requested and current trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day. The selling price will not be known until the sale is complete. A check for the proceeds of the sale of shares less applicable taxes, transaction fees and per share fees will normally be mailed to participants by first class mail within two (2) business days after the final trade settlement date. The trade settlement date is the third business day after the sale order is executed.
4. Requests for Certificates or Transfer of Shares
Participants may request that the Plan Administrator issue a certificate for some or all of the shares (whole shares only) held in a participant’s Plan account at any time. To have a certificate issued, a participant should complete, sign and return the tear-off portion of the account statement or call the Plan Administrator. In addition, participants may always request transfer of Plan account shares by contacting the Plan Administrator. Transfers can be made in book-entry or certificated form.
Participants may go to the Plan Administrator’s Stock Transfer website at www.computershare.com/transferwizard to download and print a copy of the Transfer Instructions  or call 1-866-203-4394 to request one. Participants can also request book-to-book transfers, which involve transferring shares from an existing Plan to a new Plan account.
5. Deposit of Certificates
A participant who owns Fidelity Southern Corporation common shares in certificated form may elect to deposit the certificates into his or her Plan account with the Plan Administrator. The Plan Administrator will credit these shares to the Plan account in book-entry form.

To deposit certificates, send them via registered mail, return receipt requested, to the Plan Administrator along with either, at the time of enrollment, a completed, signed Plan Enrollment Form, or with the tear-off portion of an account statement with written instructions regarding the deposit. Please remember not to sign the stock certificate(s). We recommend that you insure the package for 3% of the value of the shares to cover the cost of a surety bond in the event the shares are lost in transit to the Plan Administrator (see “How do I contact Computershare?” at page 11 for mailing instructions.)
6. Account Statements
A summary account statement or transaction advice showing a transaction history will be mailed to participants as soon as practicable following the completed investment for each dividend payment date or optional/first-time cash investment. If a dividend is not paid by Fidelity Southern Corporation, a summary account statement showing all year-to-date transaction activity will be mailed to participants on an annual basis, usually in January, reflecting the preceding year’s activity. Participants may request a copy of an account statement by calling the Plan Administrator toll free at 1-866-203-4394. The Plan Administrator will charge a fee for copies of statements that were issued prior to twelve (12) months ago. Participants can also view their shareholder account online directly by accessing the Plan Administrator’s website at www.computershare.com/investor.
Statements and transaction advices will have a tear-off portion that can be used to send instructions to the Plan Administrator for the issuance of certificates, the sale or purchase of shares, deposit of certificates or termination of participation in the Plan.
ADDITIONAL TERMS AND CONDITIONS
Enrollment in the Plan is voluntary and may not be available to investors in certain countries. Initiation of a transaction(s), including first-time or optional cash investments, dividend reinvestment, depositing certificates into the Plan or selling or purchasing shares, shall establish an agency relationship by the participant with the Plan Administrator.
Distribution of Rights/Rights Proceeds
In the event that Fidelity Southern Corporation makes available to its shareholders any rights to subscribe for additional common shares, the rights to subscribe will be based on the total number of shares owned, both inside and outside the Plan. Any new shares distributed by Fidelity Southern Corporation resulting from the exercise of the rights will be issued directly to the participant.
Distribution of Stock Dividends/Stock Splits
Any stock dividends or stock split shares distributed by Fidelity Southern Corporation will be credited directly into the participant’s Plan account. This includes distributions calculated from shares held in the Plan in book-entry form as well as any shares registered in participants’ names. Any rights or shares to be distributed as a result of any rights agreement or similar arrangement will be distributed in a like manner. Transaction processing may be temporarily suspended during the latter type of extraordinary distributions. Processing of purchases, sales and transfers may be temporarily suspended during such distributions.
Voting/Annual Meetings
To the extent made available by Fidelity Southern Corporation, participants in the Plan will receive voting materials and have the sole right to vote the common shares of Fidelity Southern Corporation represented by all shares (whole and fractional) that are held by the Plan Administrator for such participant under the Plan on the record date for a vote.
Tax Reporting

Generally, the Plan Administrator is required to report to both the Plan participant and the U.S. Internal Revenue Service information regarding dividend amounts paid by Fidelity Southern Corporation as well as any proceeds received from the sale of shares, rights or other securities. The tax consequences of participating in the Plan can vary depending on each participant’s tax situation. Accordingly, each participant is responsible for determining the tax effect of Plan participation and should consult with a tax advisor with respect to the current and proposed federal, state, local, foreign and other tax laws.
Duties and Responsibilities
Neither the Corporation, the Plan Administrator, its nominee(s) nor their respective agents shall be liable hereunder for any act or omission to act by the Corporation, the Plan Administrator, its nominee or their respective agents for any action taken in good faith or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of failure to terminate the Participant’s account upon the Participant’s death prior to receipt of written notice of such death accompanied by documentation satisfactory to the Plan Administrator; (b) with respect to the prices at which shares of common stock are either purchased or sold for the Participant’s account or the time of or terms on which such purchases or sales are made; or (c) the market value or fluctuations in market value after purchase of shares of common stock credited to the Participant’s account. The Corporation further agrees to indemnify and hold harmless the Plan Administrator and its nominee(s) from all taxes, charges, expenses, assessments, claims and liabilities, and any costs incident thereto, arising under federal or state law from the Corporation’s acts or omissions to act in connection with this Plan; provided that neither the Plan Administrator, its nominees nor their respective agents may be indemnified against any liability for claims arising out of the Plan Administrator’s, its nominee’s or their respective agents’ own willful misfeasance, bad faith, negligence or reckless disregard of their duties under the Plan. In no event shall the Plan Administrator be liable for special, consequential or punitive damages or losses due to forces beyond its control (including by way of example and not by way of limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware services)).
Governing Law
These Terms and Conditions and the administration of the Plan and the Plan Administrator’s duties and responsibilities under the Plan shall be governed by the substantive laws (and not the choice of law rules) of the State of New York; all proceedings relating to the Plan shall be brought by participant only in courts located in the City of New York; and participants waive their right to trial by jury.
Amendment and Termination of the Plan
Fidelity Southern Corporation reserves the right to suspend, modify or terminate the Plan at any time, upon notice to Plan participants. In addition, the Plan Administrator reserves the right to interpret and regulate the Plan as it deems necessary or desirable in connection with its operation.
Shares of Fidelity Southern Corporation common stock are not insured by the FDIC or any other government agency, are not deposits or other obligations of, and are not guaranteed by, the Plan Administrator. The shares are subject to investment risks, including possible loss of principal invested. The Plan Administrator and Fidelity Southern Corporation provide no advice and make no recommendations with respect to purchasing or selling shares of Fidelity Southern Corporation. Any decision to purchase or sell must be made by each individual Plan Participant based on his or her own research and judgment. Nothing herein shall be deemed to constitute an offer to sell or a solicitation to buy share(s) of Fidelity Southern Corporation.
Important Note: Shares held in Fidelity Southern Corporation Direct Stock Purchase and Dividend Reinvestment Plan are not subject to protection under the Securities Investor Protection Act of 1970.

COST OF PARTICIPATION
Listed below are the costs to be borne by the participants of the Fidelity Southern Corporation Direct Stock Purchase and Dividend Reinvestment Plan. The fees are subject to change at any time and are considered part of the “Terms and Conditions of the Plan.”

Initial Enrollment Fee for first-time cash investment
One-time set-up fee for non-registered holders	$10 per account

Optional Cash Investment
Transaction Fee Checks	$2.50 per investment
Electronic Funds Transfer (EFT)	$1.00

Reinvestment of Dividend
Transaction Fee	Paid by Fidelity
Per Share Processing Fee	Paid by Fidelity

Sale of Shares
Batch Order Transaction Fee	$10 per transaction
Processing Fee on Batch Order Sale	$0.10 per share sold
Market Order Transaction Fee	$25 per transaction
Processing Fee on Market Order Sale	$0.12 per share sold
Limit Order Transaction Fee	$25 per transaction
Processing Fee on Limit Order Sale	$0.12 per share sold
Good-til-Cancelled Limit Order Transaction Fee	$25 per transaction
Processing Fee for Good-til-Cancelled Limit Order Sale	$0.12 per share sold

Deposit of Certificates for safekeeping	No Fee

Certificate Withdrawal	No Fee

Book to Book Transfers	No Fee

Duplicate Copy of account statement(s) that are more than 12 months old (no charge if requested within previous 12 months)	$20 per statement

Minimum Cash Per Investment:
First-time investment, new account	$1,000
Optional cash investment, existing registered account	$100

Maximum Aggregate Investment Per Calendar Year
(Does not include dividend amounts invested)	$200,000

1,805,073 SHARES
COMMON STOCK
DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN
PROSPECTUS
July 16, 2015

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
 Item 14.    Other Expenses of Issuance and Distribution.
The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$0
Legal fees and expenses	$5,000.00
Printing and mailing	$5,000.00
Accounting fees	$5,000.00
Administrative fees	$0
Miscellaneous	$5,000.00
Total	$20,000.00
Item 15.    Indemnification of Directors and Officers.
Sections 14-2-851 and 14-2-857 of the Georgia Business Corporation Code provide that a corporation may indemnify its directors and officers against civil and criminal liabilities. Directors and officers may be indemnified if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, if they have not been adjudged liable on the basis of the improper receipt of a personal benefit and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may be indemnified against expenses incurred in connection with a derivative suit if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Statutory indemnification is not exclusive of any rights provided by any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Fidelity’s by-laws contain indemnification provisions that provide that directors and officers of Fidelity will be indemnified if they are successful on the merits or otherwise in the defense of any proceeding or any claim, issue or matter involved in the proceeding. The indemnification provisions also provide that Fidelity will indemnify directors and officers when they meet the applicable standard of conduct, regardless if they are successful in the defense of the proceeding or claim, issue or matter. The applicable standard of conduct is met if the director or officer acted in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Fidelity. The standard of conduct with respect to any criminal action or proceeding is met if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the board of directors, the stockholders or independent legal counsel in each specific case.
Fidelity may also provide for greater indemnification than that set forth in its by-laws if it chooses to do so, subject to approval by Fidelity’s stockholders. Fidelity may not, however, indemnify a director for liability arising out of circumstances that constitute exceptions to limitation of a director’s liability for monetary damages, as described below. Fidelity may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not Fidelity would have had the power to indemnify against such liability.

In addition, Article 5 of Fidelity’s Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to Fidelity and to the stockholders of Fidelity for breach of a duty as a director. There is no elimination of liability for:

•	any appropriation, in violation of his duties, of any of our business opportunities;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	the types of liability set forth in the Official Code of Georgia Section 14-2-832; or

•	any transaction from which the director derived an improper personal benefit.
The Articles of Incorporation do not eliminate or limit the right of Fidelity or its stockholders to seek injunctive or other equitable relief not involving monetary damages.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to limitations.
Item 16.    Exhibits.

Exhibit No.
Exhibit

4.1	Fidelity Southern Corporation Direct Stock Purchase and Dividend Reinvestment Plan (set forth in full under the heading “Terms and Conditions of the Plan” in the prospectus)
5.1	Opinion and Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. (included as part of Exhibit 5)
24.1	Power of Attorney (included on the Signature Page to the Registration Statement)

Item 17.    Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the Registration Statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement or is contained in a final prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchaser:
(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date filed prospectus was deemed part of and included in the Registration Statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to the purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(A) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(D) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Fidelity Southern Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 16, 2015.

FIDELITY SOUTHERN CORPORATION

By:    /s/ James B. Miller, Jr.
James B. Miller, Jr.
Chief Executive Officer and Chairman
of the Board (Principal Executive Officer)

By:    /s/ Stephen H. Brolly
Stephen H. Brolly
Chief Financial Officer (Principal Financial
and Accounting Officer)

Know all men by these presents, that each person whose signature appears below constitutes and appoints James B. Miller, Jr. and Stephen H. Brolly, or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James B. Miller, Jr.	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	July 16, 2015
James B. Miller, Jr.
/s/ Stephen H. Brolly	Chief Financial Officer (Principal Financial and Accounting Officer)	July 16, 2015
Stephen H. Brolly
/s/ David R. Bockel	Director	July 16, 2015
Major General (Ret) David R. Bockel
/s/ Wm. Millard Choate	Director	July 16, 2015
WM. Millard Choate
/s/ Donald A. Harp, Jr.	Director	July 16, 2015
Dr. Donald A. Harp, Jr.
[Signatures continued on next page.]

[Signatures continued from previous page.]
/s/ Kevin S. King	Director	July 16, 2015
Kevin S. King
/s/ William C. Lankford, Jr.	Director	July 16, 2015
William C. Lankford, Jr.
/s/ H. Palmer Proctor, Jr.	Director	July 16, 2015
H. Palmer Proctor, Jr.
/s/ W. Clyde Shepherd III	Director	July 16, 2015
W. Clyde Shepherd III
/s/ Rankin M. Smith, Jr.	Director	July 16, 2015
Rankin M. Smith, Jr.